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                      [SOLUTIA LETTERHEAD]







FOR IMMEDIATE RELEASE

                                                       Loren Wassell
                                                       (314)674-7002

             SOLUTIA REPORTS FOURTH QUARTER EARNINGS

1999 FOURTH QUARTER HIGHLIGHTS
*    EPS of 46 cents versus 46 cents a year ago
*    Total revenue increased 10 percent to $736 million
*    Excluding acquisitions, sales volumes increased 10 percent
*    Free cash flow reached $29 million
*    SOI repurchased 300,000 shares

     ST. LOUIS, Jan. 28, 2000 - Solutia Inc. (NYSE: SOI) reported 1999 fourth quarter net income of $51 million, or 46 cents per share, on net sales of $736 million. Net income for the fourth quarter of 1998 was $55 million, or 46 cents per share, on net sales of $667 million.
     "We are pleased that we have been able to maintain solid earnings despite continuing pressure on margins from higher raw material prices," said John Hunter, chairman and chief executive officer.
     "We have announced price increases across our portfolio to ultimately restore margins," he said. "Successful implementation of price increases is critical for near-term growth in earnings."
     Solutia also reported 1999 fourth quarter free cash flow of $29 million. "Generating a strong free cash flow remains a priority to fund our growth strategy and our share repurchase program," explained Bob Clausen, senior vice president and chief financial officer.
     "We are committed to a strategy that will grow Solutia to $5 billion in revenue within the next three to four years. In addition, we are committed to achieving operating margins of at least 15 percent in all of our businesses and managing our portfolio accordingly," Hunter said.
     "Solutia's growth will come from a combination of internal growth and strategic acquisitions that build on our strong product franchises and unique capabilities in process development, complex manufacturing and technical service," Hunter said.


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     "One example is the late December acquisition of Vianova
Resins, which will start contributing to our financial results in 2000," he said.
     "Within our current portfolio, we intend to double the sales in our Performance Films franchise, double the sales in our Resins and Additives business, and double the sales of our Ascend and Vydyne nylon polymers," Hunter said.
     Overall, net sales for the fourth quarter of 1999 increased 10 percent from the fourth quarter of 1998 on the strength of a 14 percent increase in sales volumes. Excluding CPFilms, which was acquired in May 1999, sales volumes were up 10 percent compared to the same period last year.
     The Performance Films segment's net sales for the three months ended December 31, 1999, increased 30 percent as compared to the three months ended December 31, 1998. The addition of CPFilms and continued strong volumes in Saflex plastic interlayer drove this sales increase. Performance Films segment profit for the fourth quarter of 1999 increased 15 percent as compared to the fourth quarter of 1998.
     Net sales in the Specialty Products segment for the fourth quarter of 1999 increased three percent from the comparable 1998 quarter primarily as the result of higher volumes in resins and additives and improved sales mix in phosphorus and derivatives. Specialty Products segment profit for the quarter ended December 31, 1999, declined by five percent as compared to the quarter ended December 31, 1998. The segment was affected by unfavorable foreign exchange rate movements.
     The Integrated Nylon segment's net sales for the three-month period ended December 31, 1999, increased approximately five percent versus the three-month period ended December 31, 1998. This increase was caused by higher volume growth in all of the segment's businesses partially offset by lower average selling prices across the fiber and polymer businesses. Segment profit for Integrated Nylon increased three percent due to the higher volume, partially offset by higher raw material costs.
     The positive impact on Solutia's operating income caused by overall higher segment profit was offset primarily by the adverse effect of higher raw material costs on inventory values not allocated to the individual segments.
     Solutia also reported fourth quarter repurchases of 300,000 shares, bringing total share repurchases since inception to 10.2 million shares. Authorization for an additional 4.8 million shares remains available under the company's third 5-million-share repurchase program.
     For the year ended December 31, 1999, Solutia reported net income, excluding first quarter special charges of $40 million aftertax, of $246 million, or $2.15 per share, on net sales of $2.83 billion. Including the special charges of $40 million aftertax, net income for the year ended December 31, 1999, was $206 million, or $1.80 per share. Net income for the year ended December 31, 1998, was $249 million, or $2.03 per share, on net sales of $2.84 billion.


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                              3


     Looking ahead, Solutia continues to expect long-term earnings-per-share growth averaging at least 10 percent. The growth rate in 2000 is likely to be lower in light of the significant escalation in raw material costs, uncertainty around the timing and magnitude of selling price improvements, and activities associated with Solutia's growth strategy.
     In another matter, the Solutia board of directors established February 28, 2000, as the record date for the company's April 26 annual meeting of shareowners.
     Solutia (www.solutia.com) uses world-class skills in applied chemistry to create solutions for customers, whose products are used by consumers every day. The company is a world leader in performance films for laminated safety glass and aftermarket applications; resins and additives for high-value coatings; specialties such as aviation hydraulic fluid and environmentally friendly cleaning solvents for aviation; and an integrated family of nylon products including high-performance polymers and fibers.
     This press release contains forward-looking statements regarding Solutia's future revenue and earnings capability.
Those statements are based on current expectations, but actual results may differ materially, depending on such important factors as world economic conditions, competitive pressures, production capacity, raw material pricing, and other factors identified in Solutia's Annual Report on Form 10-K for the year ended December 31, 1998, and its Report on Form 10-Q for the
period ended September 30, 1999.   Both reports are filed with
the U.S. Securities and Exchange Commission and can be accessed through the investor information section of the Solutia internet site (http://investor.solutia.com).


                           -oOo-


NOTE TO EDITORS: Ascend, Saflex and Vydyne are trademarks of
Solutia Inc.


St. Louis
012800



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                              4

                                 Solutia Inc.
                       Statement of Consolidated Income
                    (Dollars in millions, except per share)

                                      Three Months Ended    Twelve Months Ended
                                         December 31,           December 31,
                                     -------------------    -------------------
                                        1999      1998         1999      1998
                                     --------- ---------    --------- ---------
Net Sales                            $    736  $    667     $  2,830  $  2,835
Cost of Goods Sold                        565       498        2,178     2,085
                                     --------- ---------    --------- ---------
Gross Profit                              171       169          652       750

Marketing Expenses                         45        36          153       145
Administrative Expenses                    31        35          122       136
Technological Expenses                     22        21           80        83
Amortization Expense                        1         -            3         -
                                     --------- ---------    --------- ---------

Operating Income                           72        77          294       386
Equity Earnings from Affiliates            10         8           36        25
Interest Expense                          (10)       (9)         (40)      (43)
Other Income (Expense) - Net                3         5           13         7
                                     --------- ---------    --------- ---------
Income Before Income Taxes                 75        81          303       375
Income Taxes                               24        26           97       126
                                     --------- ---------    --------- ---------
Net Income                           $     51  $     55     $    206  $    249
                                     --------- ---------    --------- ---------


Diluted Earnings Per Share           $   0.46  $   0.46     $   1.80  $   2.03
                                     --------- ---------    --------- ---------

Weighted Average Equivalent Shares      112.0     119.3        114.6     122.8
                                     --------- ---------    --------- ---------

Depreciation and Amortization         $    39   $    40      $   151   $   147
                                     --------- ---------    --------- ---------

Property, Plant and Equipment
  Purchases                           $    68   $    74      $   257   $   158
                                     --------- ---------    --------- ---------


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
                                 Solutia Inc.
                                 Segment Data
                            (Dollars in millions)

                                     Three Months Ended     Twelve Months Ended
                                         December 31,           December 31,
                                     -------------------    -------------------
                                        1999      1998         1999      1998
                                     --------- ---------    --------- ---------
                                        Net       Net          Net       Net
Segment:                               Sales     Sales        Sales     Sales
                                     --------- ---------    --------- ---------
   Performance Films                 $    200  $    154     $    713  $    614
   Specialty Products                     156       151          615       613
   Integrated Nylon                       382       364        1,508     1,613
                                     --------- ---------    --------- ---------
Segment Totals                            738       669        2,836     2,840
Elimination of Intersegment Sales:
   Specialty Products                      (1)       (1)          (2)       (3)
   Intergrated Nylon                       (1)       (1)          (4)       (4)
Other Revenues                              -         -            -         2
                                     --------- ---------    --------- ---------
Consolidated Totals                  $    736  $    667     $  2,830  $  2,835
                                     --------- ---------    --------- ---------

Segment:                              Profit    Profit       Profit    Profit
                                     --------- ---------    --------- ---------
   Performance Films                 $     45  $     39     $    189  $    168
   Specialty Products                      39        41          159       152
   Integrated Nylon                        63        61          289       376
                                     --------- ---------    --------- ---------
Segment Totals<F1>                        147       141          637       696
Less Unallocated Services<F2>:
   Cost of Goods Sold <F3>                (19)       (2)        (124)      (70)
   Marketing, Administrative
     and Technological Expenses           (55)      (62)        (216)     (240)
   Amortization Expense                    (1)        -           (3)        -
Equity Earnings from Affiliates            10         8           36        25
Interest Expense                          (10)       (9)         (40)      (43)
Other Income (Expense)  -  Net              3         5           13         7
                                     --------- ---------    --------- ---------
Income Before Income Taxes            $    75   $    81      $   303   $   375
                                     --------- ---------    --------- ---------

<F1> Segment profit only includes operating expenses directly attributable to the segment.
<F2> Unallocated service costs are managed centrally and primarily include costs of technology, engineering and manufacturing services that are provided to the segments.
<F3> Unallocated cost of goods sold for the twelve months ended December 31, 1999 includes first quarter 1999 special charges related to exiting Integrated Nylon's ammonia business ($28 million pretax, $18 million aftertax), the write down of an Integrated Nylon segment bulk continuous filament spinning machine ($6 million pretax, $4 million aftertax), and the anticipated settlement of certain pending property claims litigation relating to the Anniston, Alabama plant site ($29 million pretax, $18 million aftertax).





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
                                 Solutia Inc.
                 Statement of Consolidated Financial Position
                            (Dollars in millions)

                                                             Dec. 31,  Dec. 31,
ASSETS                                                         1999      1998
                                                            --------- ---------
Current Assets:
   Cash and cash equivalents                                $     28  $     89
   Receivables                                                   614       483
   Deferred income tax benefit                                   101        88
   Inventories                                                   379       331
                                                            --------- ---------
      Total Current Assets                                     1,122       991
                                                            --------- ---------

Net Property, Plant and Equipment                              1,316       944
Investments in Affiliates                                        377       394
Long-term Deferred Income Tax Benefit                            232       274
Other Assets                                                     735       162
                                                            --------- ---------
Total Assets                                                $  3,782  $  2,765
                                                            --------- ---------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
   Accounts payable                                         $    312  $    278
   Accrued liabilities                                           513       454
   Short-term debt                                               511         -
                                                            --------- ---------
      Total Current Liabilities                                1,336       732
                                                            --------- ---------

Long-Term Debt                                                   802       597
Postretirement Liabilities                                     1,001       971
Other Liabilities                                                561       472
Shareholders' Equity (Deficit):
   Common stock                                                    1         1
   Additional contributed capital                               (137)     (131)
   Treasury stock                                               (209)     (143)
   Unearned ESOP shares                                          (18)      (25)
   Accumulated other comprehensive income                        (29)       19
   Reinvested earnings                                           474       272
                                                            --------- ---------
      Total Shareholders' Equity (Deficit)                        82        (7)
                                                            --------- ---------
Total Liabilities and Shareholders' Equity (Deficit)        $  3,782  $  2,765
                                                            --------- ---------



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                              7


                                 Solutia Inc.
                      Statement of Consolidated Cash Flow
                            (Dollars in millions)

                                                            Twelve Months Ended
                                                                December 31,
                                                            -------------------
                                                               1999      1998
                                                            --------- ---------
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
Net income                                                   $   206   $   249
Adjustments to reconcile to Cash From Operations
    Items that did not use (provide) cash:
        Deferred income taxes                                     23        31
        Depreciation and amortization                            151       147
        Amortization of deferred credits                         (10)       (7)
        Other                                                     78        18
    Working capital changes that provided (used) cash:
        Trade receivables                                        (18)       68
        Inventories                                               42        (6)
        Accounts payable and accrued liabilities                (114)        3
        Other                                                      6        15
    Other items                                                    -        19
                                                            --------- ---------
Cash From Operations                                             364       537
                                                            --------- ---------
Investing Activities:
  Property, plant and equipment purchases                       (257)     (158)
  Acquisition and investment payments                           (835)       (8)
  Investment and property disposal proceeds                       30        22
                                                            --------- ---------
Cash From Investing Activities                                (1,062)     (144)
                                                            --------- ---------
Financing Activities:
  Net change in debt                                             712      (190)
  Treasury stock purchases                                       (79)     (161)
  Dividend payments                                               (4)       (5)
  Common stock issued under employee stock plans                   8        28
                                                            --------- ---------
Cash From Financing Activities                                   637      (328)
                                                            --------- ---------
Increase (Decrease) in Cash and Cash Equivalents                 (61)       65
Cash and Cash Equivalents:
Beginning of Year                                                 89        24
                                                            --------- ---------
End of Period                                                $    28   $    89
                                                            --------- ---------